Exhibit 99.1
Denali Therapeutics Announces Pricing of Public Offering of Common Stock and Pre-Funded Warrants
SOUTH SAN FRANCISCO, Calif. – December 10, 2025 – Denali Therapeutics Inc. (NASDAQ: DNLI) today announced the pricing of its underwritten public offering of 9,142,857 shares of its common stock at a price to the public of $17.50 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 2,285,714 shares of common stock at a price of $17.49 per pre-funded warrant, which represents the per share public offering price of each share of common stock less the $0.01 per share exercise price for each pre-funded warrant. All of the shares and pre-funded warrants are to be sold by Denali Therapeutics. In addition, Denali Therapeutics has granted the underwriters a 30-day option to purchase up to an additional 1,714,285 shares of its common stock. Denali Therapeutics expects to receive total gross proceeds of approximately $200 million before deducting underwriting discounts and commissions and other offering expenses and excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about December 11, 2025, subject to satisfaction of customary closing conditions.
Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Jefferies LLC are acting as joint book-running managers for the offering. H.C. Wainwright & Co., LLC and B. Riley Securities, Inc. are acting as co-managers for the offering.
Denali Therapeutics filed a Registration Statement on Form S-3, which was automatically effective upon filing with the SEC on February 27, 2025, and has filed a preliminary prospectus supplement and accompanying prospectus relating to the offering on December 9, 2025. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.
When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from:
Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, email: prospectus@morganstanley.com; Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Denali Therapeutics
Denali Therapeutics is a biotechnology company pioneering a new class of biotherapeutics designed to cross the blood-brain barrier using its proprietary TransportVehicle™ platform. With a clinically validated delivery platform and a growing portfolio of therapeutic candidates across all stages of development, Denali Therapeutics is advancing toward its goal of delivering effective medicines to transform the lives of people living with neurodegenerative, lysosomal storage and other serious diseases.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Denali Therapeutics will be able to raise capital through the sale of shares of common stock and pre-funded warrants or consummate the offering, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offering, Denali Therapeutics and its business can be found under the heading “Risk Factors” in Denali Therapeutics’ most recent current, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Denali Therapeutics assumes no duty or obligation to update or revise any forward-looking statements for any reason.
Investor Relations Contact:
Laura Hansen, Ph.D.
Vice President, Investor Relations
hansen@dnli.com
Media Contact:
Erin Patton
Corporate Communications
epatton@dnli.com